UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2013

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

(Exact name of Registrant as specified in its charter)

Luxembourg	001-34354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

291, Route d’Arlon

L-1150 Luxembourg

Grand Duchy of Luxembourg

(Address of principal executive offices including zip code)

+352 2469 7900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 7, 2013, Altisource Portfolio Solutions S.A. (the “Company”), as guarantor, and its wholly-owned subsidiary, Altisource Solutions S.à r.l. (“Altisource”), as borrower, entered into an Amendment No. 1 to Credit Agreement (the “First Amendment”) with Bank of America, N.A., as administrative agent and as the incremental term lender (the “Incremental Lender”), and the other lenders party thereto.  The First Amendment amends the existing Credit Agreement dated as of November 27, 2012 (as amended by the First Amendment, the “Credit Agreement”), among the Company, as guarantor, Altisource, as borrower, Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto from time to time.

The First Amendment increases the principal amount of the term loan commitments under the Credit Agreement by $200 million (the “Incremental Commitments”).  On the effective date of the First Amendment, the Incremental Lender made the Incremental Commitments available to Altisource in the form of an incremental term loan (the “Incremental Term Loan”), which was issued with a $1 million original issue premium, resulting in gross proceeds to Altisource of $201 million (the “Proceeds”).

The Proceeds will be used to fund the remainder of the Company’s previously announced transaction with Ocwen Financial Corporation related to the Residential Capital, LLC servicing portfolio, for stock repurchases and for general corporate purposes including potential acquisitions. Additionally, the Proceeds will be used to pay certain fees, commissions and expenses in connection with the First Amendment and the transactions contemplated thereby.

Additionally, the First Amendment modified the Credit Agreement to, among other things, (i) provide for an additional $200 million incremental term loan facility accordion and (ii) increase the maximum amount of Restricted Payments (as defined in the Credit Agreement) that may be made by Altisource including the amount of Company share repurchases.

All of the term loans outstanding under the Credit Agreement, including the Incremental Term Loan, bear interest at rates based upon, at Altisource’s option, the Adjusted Eurodollar Rate or the Base Rate (each as defined in the Credit Agreement).  Eurodollar Rate loans will bear interest at a rate per annum equal to the sum of (i) the greater of (x) the Adjusted Eurodollar Rate for the applicable interest period and (y) 1.25% plus (ii) a 4.50% margin.  Base Rate loans will bear interest at a rate per annum equal to the sum of (i) the greater of (x) the Base Rate and (y) 2.25% plus (ii) a 3.50% margin.

The Incremental Term Loan must be repaid in equal consecutive quarterly principal installments, commencing on June 28, 2013.  The aggregate amount of each quarterly scheduled principal installment of the term loans, including the Incremental Term Loan, is equal to approximately $1 million.  All amounts outstanding under the Credit Agreement will become due on the earlier of (i) November 27, 2019, being the seventh anniversary of the closing date of the Credit Agreement and (ii) the date on which the loans are declared to be due and owing by the Administrative Agent at the request (or with the consent) of the Required Lenders (as defined in the Credit Agreement) upon the occurrence of any event of default under the Credit Agreement.

This description of the First Amendment and the Credit Agreement is not complete and is qualified in its entirety by reference to the entire First Amendment, a copy of which is attached hereto as

Exhibit 10.1 and incorporated herein by reference, and to the entire Credit Agreement, a copy of which was attached as Exhibit 10.1 to the Company’s Form 8-K filed on December 3, 2012.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
Exhibit 10.1

Amendment No. 1 to Credit Agreement, dated as of May 7, 2013, among Altisource Solutions S.à r.l., as borrower, Altisource Portfolio Solutions S.A., Bank of America, N.A., as administrative agent and incremental term lender and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2013

Altisource Portfolio Solutions S.A.

By:	/s/ Kevin J. Wilcox
Name:	Kevin J. Wilcox
Title:	Chief Administration Officer and General Counsel